Exhibit 10(m)

The Bryn Mawr Trust Company

March 24, 2004

Mr. John Pickering, II

4133 Hollow Road

Phoenixville, PA 19460

Dear John:

I’m pleased to offer you the position of Executive Vice President and Head of the Wealth Group at The Bryn Mawr Trust Company. In this role you will have full responsibility for the Trust Administration, Custody. Employee Benefits, and Investment Management divisions. In addition, you will be responsible for all of the new business development efforts in the Wealth Group. You will report directly to me and will be an integral part of our Executive Management Committee.

Your initial base salary will be $190,000 per annum. You will have a special bonus plan with an award of up to $100,000 based on revenue growth, net of stock market appreciation. There will be a minimum bonus of $50,000 paid to you for the fiscal years 2004 and 2005.

Upon joining Bryn Mawr Trust you will be granted a 7,500 share option award. Thereafter you will annually receive an option award similar to that given to other members of the Executive Management Committee. That figure this year was 10,000 shares. Please note that under our current plan, options vest over a three year period.

You will have all benefits which are received by members of the Executive Management Committee including medical, disability, life insurance, and a Change-of-Control agreement. After six months you will be eligible for the 401 (k) program.

John, all of us at Bryn Mawr Trust are excited that you are becoming part of our organization. I know that you will be a valuable contributor to our future success.

With best wishes,

Sincerely,

/s/ TED PETERS

INVESTMENT MANAGEMENT • FINANCIAL PLANNING • TAX PLANNING • PERSONAL BANKING • BUSINESS BANKING

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801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010 • 610-581-4806 • FAX 610-526-2051